                             LICENSE OPTION AGREEMENT

     AGREEMENT made as of the 10th day of March, 1993 by and between ALZA Corporation, a Delaware corporation ("ALZA") and Therapeutic Discovery Corporation, a Delaware corporation ("TDC").

                                      RECITALS

     A. As of the date hereof, ALZA and TDC have entered into a Technology License Agreement and a Development Contract.

     B. Pursuant to the Development Agreement, TDC will employ ALZA and possibly third party contractors to perform the research and development work described therein, which is anticipated to result in Products.

     C. In order to carry out the commercial exploitation of Products and in consideration of the agreements described above, TDC desires to grant to ALZA an option as set forth herein.

     NOW, THEREFORE, the parties agree as follows:

     l.   DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

          1.1 "Development Contract" shall mean the Development Agreement dated as of the date hereof between TDC and ALZA.

          1.2 "License Agreement" shall mean an exclusive license agreement for a particular Product between ALZA and TDC in the form of Exhibit A to this Agreement.

          1.3 "License Option" shall mean the option granted to ALZA, pursuant to Section 2 of this Agreement, to enter into License Agreements for Products, on a Product by Product basis.

          1.4 "NDA" shall mean a new drug application as that term is defined in the Federal Food, Drug and Cosmetic Act or any successor application filed with the FDA requesting permission to market a Product.

          1.5 "Product" shall mean a product accepted for development under the Development Contract.

          1.6 "Purchase Option" shall mean that certain option to purchase all of the outstanding shares of TDC Class A Common Stock that is granted to ALZA pursuant to TDC's Certificate of Incorporation, as amended.

          1.7 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications covering any of the foregoing, owned by or licensed to a person and which such person has the right to license. Proprietary rights shall not include trademarks.

          1.8 "Technology License Agreement" shall mean the Technology License Agreement dated as of the date hereof between ALZA and TDC.

    2.    LICENSE OPTION.

          2.1 GRANT OF LICENSE OPTION. On the terms and subject to the conditions of this Agreement, TDC hereby grants to ALZA a License Option with respect to each Product, exercisable on a Product by Product and country-by-country basis as described in Section 2.2. ALZA agrees that, as long as TDC has Proprietary

Rights in a Product, ALZA will not commercialize any Product, for its own account or with a third party, except pursuant to a License Agreement executed pursuant to the terms hereof.

          2.2 TIME FOR EXERCISE. ALZA may exercise the License option with respect to any Product on a country-by-country basis at any time during the period beginning on the date hereof and ending 90 days after written notification to ALZA of the earlier of (i) approval to market such Product in such country by the appropriate regulatory agency or (ii) approval to market the Product in the United States by the FDA. The License Option for any Product in any country automatically will expire if not exercised within the time periods described above. TDC will notify ALZA in writing within 10 business days of receipt of each approval to market any Product in any country.

          2.3 MANNER OF EXERCISE. ALZA shall exercise its License Option by delivering to TDC, within the time period described in Section 2.2 above, a notice of exercise specifying the Product and the country or countries as to which the License Option is exercised. A License Agreement for such Product shall be deemed to be effective in such country or countries as of the date of such notice of exercise, without the necessity of any additional action by the parties. For the convenience of the parties, however, TDC shall, upon receipt of ALZA's notice, forward to ALZA two executed copies of a License Agreement dated the effective date and containing completed Attachments A and B; ALZA shall execute both copies and return one to TDC as soon as possible. Failure of either or both of the parties to execute such License Agreement shall not, however, affect the effectiveness of the license granted thereby. The parties shall enter into a separate License Agreement for each Product as to which ALZA elects to exercise a License Option. For convenience, the parties shall amend Attachment B to a License Agreement to add countries in cases where a License Option is being exercised for a Product for which a License Option already has been exercised in another country or countries.

     3.   NO CONFLICT.

          TDC agrees that no license, sale or other commercial exploitation of any Product has been or shall be made or offered to any person or entity on any basis that is or will be in conflict with this Agreement or any License Agreement.

     4.   ACCESS TO INFORMATION.

          4.1 INFORMATION AVAILABLE. TDC shall make available to ALZA, at all reasonable times, all available information relating to all Products, so as to enable ALZA to determine whether and when to exercise its License Option.

          4.2 CONSULTATION. TDC shall consult with ALZA and inform ALZA on a continuing basis of development and the current state of all Products and will review from time to time with ALZA the progress towards completion of the Products.

     5.   TERMINATION.

     This Agreement shall terminate on the earlier of (a) the date of expiration of the License Option for all of the Products and (b) 90 days after expiration of the Purchase Option.

     6.   MISCELLANEOUS.

          6.1 AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

     6.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to any person or entity with which ALZA is merged or consolidated or which purchases all or substantially all of the assets of ALZA.

     6.3  ARBITRATION.

          6.3.1 ARBITRATION. All disputes which may arise under, out of or in connection with this Agreement shall be settled by arbitration conducted in the City of San Francisco, State of California, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 6.7 of this Agreement shall be valid and sufficient.

          6.3.2 ARBITRATORS. In any arbitration pursuant to this Section 6.3, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the parties jointly, or if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by ALZA and one arbitrator shall be appointed by TDC within 60 days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of such two arbitrators. In the event of failure of the two arbitrators to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, in the event that any party shall fail to appoint an arbitrator it is required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For purposes of this Section 6.3, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

     6.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of California as applied to residents of that state entering into contracts wholly to be performed in that state.

     6.6 HEADINGS. The section headings contained in this Agreement are included for convenience only and form no part of the Agreement between the parties.

     6.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

     If to ALZA:    ALZA Corporation
                    950 Page Mill Road
                    P. 0. Box 10950
                    Palo Alto, CA 94303-0802
                    Attention: Vice President, Legal

     If to TDC:     Therapeutic Discovery Corporation
                    1290 Page Mill Road
                    P.O. Box 10051
                    Palo Alto, CA 94303-0860
                    Attention: Chief Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this
Section 6.7.

          6.8 PUBLIC DISCLOSURE. Neither party shall disclose to third parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

          6.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon 60 days' prior written notice to the other party.

          6.10 RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, TDC and ALZA shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute TDC and ALZA as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    ALZA CORPORATION

                                    By: /s/ Jane E. Shaw
                                       -----------------------------------------

                                    Title: President and Chief Operating Officer
                                          --------------------------------------


                                    THERAPEUTIC DISCOVERY CORPORATION

                                    By: /s/ Pieter P. Bonsen
                                       -----------------------------------------

                                    Title: President
                                          --------------------------------------

                                     EXHIBIT A

                                 LICENSE AGREEMENT

     This LICENSE AGREEMENT is made this ____ day of _______________ , 19__, by and between ALZA Corporation, a Delaware corporation ("ALZA"), and Therapeutic Discovery Corporation ("TDC"), a Delaware corporation.

                                     RECITALS

     A. TDC and ALZA have entered into a License Option Agreement and certain other agreements dated as of March 10, 1993.

     B. Section 2 of the License Option Agreement provides for a license, the terms of which are to be set forth herein.

     NOW, THEREFORE, the parties agree as follows:

     l.   DEFINITIONS.

          For purposes of this Agreement, the following terms will have the respective meanings set forth below.

          1.1 "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party. "Control" shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and at least 50% of the interests in profits in the case of a business entity other than a corporation.

          1.2 "Developed Technology" shall mean Proprietary Rights that (a) are generated, developed, conceived or first reduced to practice, as the case may be, by ALZA or others under a product development program undertaken pursuant to the Development Contract or (b) are in any manner acquired by or otherwise obtained on behalf of TDC from persons other than ALZA and are necessary or useful to the development of the Licensed Product during the term of the Development Contract.

          1.3 "Development Contract" shall mean the Development Agreement between the parties dated as of March 10, 1993.

          1.4 "Development Cost(s)" shall mean the cost of the activities undertaken pursuant to the Development Contract with respect to the Licensed Product, determined in accordance with Exhibit A thereto.

          1.5 "Infringing Product" shall mean any product sold by a third party, other than pursuant to a sublicense or distribution agreement with TDC or ALZA, which consists of the drug compound or compounds incorporated in the Licensed Product as the active agent or agents and a delivery system substantially similar to that incorporated in the Licensed Product, and which product infringes or is alleged to infringe any ALZA patent or patents covering the Licensed Product.

          1.6 "License Option Agreement" shall mean the License Option Agreement between the parties dated as of March 10, 1993.

          1.7 "Licensed Product" shall mean the product listed on Exhibit A hereto.

          1.8 "Major Market Country" shall mean any of the United States, the United Kingdom, France, Germany, Italy or Japan.

          1.9 "Net Sales" shall mean the total amount invoiced in United States dollars (or converted thereto in accordance with section 5.2) on sales by ALZA and its Affiliates to independent, unrelated third parties (other than distributors or sublicensees who make payments that constitute Sublicensing Revenues) in bona fide arms' length transactions, less the following deductions, in each case related specifically to the product in question and actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to ALZA or its Affiliates: (i) trade, cash and quantity discounts;
(ii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and
(iv) amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, or due to government laws or regulations requiring rebates. Net Sales shall not include sales between or among ALZA and its Affiliates or Sublicensing Revenues.

          1.10 "Proprietary Rights" shall mean data, inventions, information, processes, know-how and trade secrets, and patents or patent applications covering any of the foregoing, owned by or licensed to a person and which such person has the right to license. Proprietary Rights shall not include trademarks.

          1.11 "Special Royalty Payments" shall mean "front-end" distribution fees, prepaid royalties and similar one-time, infrequent or special payments. Solely for purposes of calculating a buy-out price under Section 3.3 hereof, any Special Royalty Payments will be amortized over a period of 28 calendar quarters, beginning with the quarter in which such payment is made.

          1.12 "Sublicensing Revenues" shall mean (a) any royalties or percentage of sales payments received by ALZA or any Affiliate under either (i) any sublicense for the manufacture, use or sale of the product in question or
(ii) any distribution agreement entered into with a distributor who agrees to pay royalties or make percentage of sales payments to ALZA or any Affiliate in respect of the manufacture, use or sale of such product and (b) any Special Royalty Payments received by ALZA or its Affiliates in respect of such product, in each case excluding amounts paid to reimburse ALZA for research and development or manufacturing costs.

          1.13 "Territory" shall mean the country or countries listed on Exhibit B hereto, as amended from time to time by the parties in connection with the exercise by ALZA of its option for additional countries under the License Option Agreement.

     2.   GRANT OF LICENSE.

          TDC hereby grants to ALZA the exclusive, perpetual, right and license in the Territory to develop, make, have made, use and sell the Licensed Product. ALZA (at no cost to TDC) agrees to use its reasonable efforts to complete or have completed any remaining activities necessary to complete the development of the Licensed Product in the Territory and to promote the commercialization of the Licensed Product in each Major Market Country of the Territory through the manufacture and sale or the sublicensing of the Licensed Product. ALZA may use reasonable discretion in the allocation of its technological and monetary resources in performing its obligations hereunder, taking into account not only the Licensed Product but also activities for its own account and its obligations under third party agreements.

     3.   ROYALTIES AND OTHER PAYMENTS.

          3.1 PAYMENTS. In consideration of the grant of the license, ALZA shall pay TDC royalties with respect to the Licensed Product as follows:

               (a) up to a maximum of 5% of Net Sales of the Licensed Product in the Territory determined as follows: 1% of such Net Sales, plus an additional 0.1% of such Net Sales for each full one million dollars of Development Costs of the Licensed Product paid by TDC; plus

               (b) up to a maximum of 50% of Sublicensing Revenues in respect of sales of the Licensed Product in the Territory determined as follows: 10% of such Sublicensing Revenues, plus an additional 1% of such Sublicensing Revenues for each full one million dollars of Development Costs of the Licensed Product paid by TDC.

          In determining payments due under this Section 3.1, Net Sales and Sublicensing Revenues shall be reduced by the dollar amount of any license or similar payments made to third parties by ALZA or its Affiliates with respect to sales of such Licensed Product in the Territory. In determining payments under this Section 3.1, Development Costs shall be determined as of December 31 of each calendar year, in order to determine the rates payable for the next calendar year for all countries included in the Territory as of January 1 of such next year, and for any country added to the Territory during such next year.

          3.2 TERM OF PAYMENTS. The obligation to make payments hereunder shall continue for 15 years after the date of the first commercial introduction of the Licensed Product in any Major Market Country.

          3.3 BUY-OUT OF PAYMENTS. ALZA shall have the option, in its discretion, at any time from and after the end of the twelfth calendar quarter following the quarter in which the first commercial sale in any country of the Licensed Product occurs, to buy out its remaining obligations to make payments under Section 3.1 with respect to sales of such Licensed Product in such country. The buy-out price shall be an amount equal to 15 times the payments made by or due to TDC from ALZA under Section 3.1 with respect to sales of such Licensed Product in such country during the four most recent calendar quarters preceding the date of exercise of the buy-out option for which royalties were paid or were due in respect of such country. ALZA shall have the option, in its discretion, at any time from and after the end of the twelfth calendar quarter following the quarter in which the first commercial sale of any Licensed Product occurs in either the United States or two other Major

Market Countries to buy out its remaining worldwide obligations to make payments under Section 3.1 with respect to such Licensed Product. The buy-out price shall be an amount equal to 20 times the payments made by or due to TDC from ALZA under Section 3.1 on a worldwide basis with respect to such Licensed Product during the four most recent calendar quarters preceding the date of exercise of the buy-out option for which royalties were paid or were due (and, in addition, such payments as would have been paid by or due from ALZA to TDC if ALZA had not exercised any country specific buy-out option with respect to such Licensed Product less any amounts previously paid to exercise any country-specific buy-out option with respect to such Licensed Product. For calculating the buy-out price, any Special Royalty Payments will be amortized over a period of 28 quarters, beginning with the quarter in which such payment is made.

     4.   ACCOUNTING.

          4.1 REPORTS. Within 90 days after the end of each calendar quarter for which royalties are due under Section 3.1, ALZA shall render an accounting to TDC, on a country-by-country basis, with respect to all payments due for such quarter under Section 3.1. Such report shall indicate for such quarter, the quantity and dollar amount of sales of the Licensed Product by ALZA, its Affiliates, sublicensees and distributors with respect to which such payments are due; provided, however, that if ALZA shall not have received from any foreign sublicensee or distributor a report of its sales for any quarter, then such sales shall be included in the next quarterly report. In case no payment is due for any calendar quarter, ALZA shall so report. ALZA shall keep accurate records in sufficient detail to enable the payments due hereunder to be determined.

          4.2 REVIEW BY ACCOUNTANTS. At TDC's request, ALZA shall permit an independent public accountant selected by TDC to have access, once in each calendar year during regular business hours and upon reasonable notice to ALZA, to such of the records of ALZA as may be necessary to verify the accuracy of the reports and payments made under this Agreement, but said accountant shall not disclose to TDC any information except that which should properly have been contained in such reports. The right of review with respect to any quarterly account shall terminate two years after TDC's receipt of the royalties due with respect to such quarter.

     5.   TIMES AND CURRENCIES OF PAYMENTS.

          5.1 PAYMENTS. Payments shown by each calendar quarter report to have accrued shall be due and payable on the date such report is due and shall be paid in United States dollars. Any and all taxes due or payable on such payments or with respect to the remittance thereof shall be deducted from such payments and shall be paid by ALZA to the proper taxing authorities, and proof of payment shall be secured and sent to TDC as evidence of such payment. The rate of exchange to be used in computing the amount of the United States dollars due to TDC in satisfaction of payment obligations with respect to sales in foreign countries shall be calculated by converting the amount due in such foreign currency into United States dollars based on the rate for the purchase of United States dollars with such currency as published in the WALL STREET JOURNAL on the last business day of the calendar quarter for which payment is being made.

          5.2 CERTAIN FOREIGN PAYMENTS. If governmental regulations prevent remittance from any foreign country of any amounts due under Section 3.1 in respect of that country, ALZA shall so notify TDC in writing, and the obligation under this Agreement to make payments in respect of sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) until such remittances are possible. TDC shall have the right, upon written notice to ALZA, to receive payment in any such country in the local currency.

          5.3 LATE PAYMENTS. Any payments due hereunder that are not made when due shall bear interest at the lesser of ten percent per annum or the maximum rate as may be allowed by law, beginning on the date when TDC has notified ALZA that such payments are overdue.

     6    PATENTS.

          6.1  PATENT INFRINGEMENT.

               (a) If a third party infringes, by the manufacture or sale of an Infringing Product, any patent covering the Licensed Product, ALZA may, at its own expense and with the right to all recoveries, bring legal action to restrain such infringement and for damages. If ALZA fails to take the necessary steps to restrain such infringement by litigation or otherwise, and if such Infringing Product achieves a sales volume in the country of infringement equal to 25% of the sales volume of the Licensed Product sold by ALZA and its Affiliates, sublicensees and distributors in such country, then TDC may institute, in its own name, at its own expense and with the right to all recoveries, such litigation or other appropriate action as it may deem necessary to terminate such infringement, provided that TDC has first given to ALZA 60 days advance notice of its intention to take such action and provided further, that ALZA has not itself taken appropriate action during such 60 day period.

               (b)  If TDC desires to bring such action in accordance with this
Section 6.1, ALZA agrees to cooperate with TDC. TDC shall indemnify ALZA against liability for any costs, damages or other amounts awarded to the third party. If the third party in any such action brings a counteraction for invalidation or misuse of a patent covering the Licensed Product, TDC promptly shall notify ALZA and ALZA may, within six months of the notification, join and participate in such action at its own expense.

               (c) Each party agrees not to settle any action it brings in a manner that is prejudicial to any patent or proprietary rights of the other party without the other party's prior written approval.

     7.   EFFECTIVE DATE AND TERM.

          This Agreement will become effective in accordance with Section 2.3 of the License Option Agreement and, unless terminated in accordance with any of the provisions hereof, shall remain in full force and effect thereafter; provided, however,

                                       -l0-
that the obligation to make payments under Section 3 hereof shall terminate as set forth in Section 3.

     8.   DISCLAIMERS.

     TDC DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (i) THAT THE LICENSED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN WILL BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY THIRD PARTY AND (ii) OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PRODUCT OR ANY TECHNOLOGY INCORPORATED THEREIN OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE DESIGN, DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT. TDC DISCLAIMS ALL OTHER WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED.

     9.   TERMINATION.

          9.1 TERMINATION BY TDC. TDC may, in its discretion, terminate this Agreement in the event that ALZA:

               (a) breaches any material obligation hereunder and such breach continues for a period of 60 days after written notice thereof; or

               (b) enters into any proceeding, whether voluntary or otherwise, in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of ALZA's assets or any other proceedings under any law for the relief of creditors or makes an assignment for the benefit of its creditors.

          9.2 TERMINATION BY ALZA. ALZA may terminate this Agreement with respect to one or more countries included in the Territory upon thirty days' prior written notice to TDC if ALZA elects for any reason to discontinue commercialization of the Licensed Product.

          9.3 CONSEQUENCES OF TERMINATION. Termination of this Agreement for any reason in accordance with the terms hereof shall be without prejudice to:

               (a) TDC's right to receive all payments accrued under Section 3 prior to the effective date of such termination; and

               (b) any other remedies which either party may then or thereafter have hereunder or otherwise.

If this Agreement terminates pursuant to this Section 9, ALZA shall discontinue production and sales of the Licensed Product. In the event of any termination under this Section 9, ALZA may sell its inventory in stock on the date of termination and shall remit payments to TDC in respect thereto in accordance with this Agreement.

     10.  MISCELLANEOUS.

          10.1 AMENDMENT. Any waiver by either party hereto of a breach of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

          10.2 ASSIGNMENT. Neither party may assign its rights and obligations hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld; provided, however, that ALZA may assign such rights and obligations hereunder to any person or entity with which ALZA is merged or consolidated or which purchases all or substantially all of the assets of ALZA.

          10.3 ARBITRATION.

               10.3.1 ARBITRATION. All disputes which may arise under, out of or in connection with this Agreement shall be settled by arbitration conducted in the City of San Francisco, State of California, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 10.7 of this Agreement shall be valid and sufficient.

               10.3.2 ARBITRATORS.  In any arbitration pursuant to this
Section 10.3, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members who shall be appointed by the parties jointly, or if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by ALZA and one arbitrator shall be appointed by TDC within 60 days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of such two arbitrators. In the event of failure of the two arbitrators to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. Notwithstanding the foregoing, in the event that any party shall fail to appoint an arbitrator it is required to appoint within the specified time period, such arbitrator and the third arbitrator shall be appointed by the American Arbitration Association in accordance with its then existing rules. For purposes of this Section 10.3, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which a written demand for arbitration is received by the American Arbitration Association from one of the parties.

          10.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

          10.5 GOVERNING LAW. This Agreement shall be governed by the laws of the state of California as applied to residents of that state entering into contracts to be performed in that state.

          10.6 HEADINGS. The headings set forth at the beginning of the various sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

          10.7 NOTICES. Notices required under this Agreement shall be in writing and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:

          If to ALZA:         ALZA Corporation
                              950 Page Mill Road
                              P. 0. Box 10950
                              Palo Alto, CA  94303-0802
                              Attention:  Vice President, Legal

          If to TDC:          Therapeutic Discovery Corporation
                              1290 Page Mill Road
                              P.O. Box 10051
                              Palo Alto, CA  94303-0860
                              Attention:  Chief Executive Officer

All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Section 10.7.

          10.8 PUBLIC DISCLOSURE. Neither party shall disclose to third parties, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

          10.9 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon 60 days' prior written notice to the other party.

          10.10 RELATIONSHIP OF THE PARTIES. For all purposes of this Agreement, TDC and ALZA shall be deemed to be independent contractors and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute TDC and ALZA as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other party, whether past, present or future.

          10.11 SURVIVAL. The provisions of Sections 1, 3, 4, 5, 6, 8, 9, 10.3, 10.5, 10.7, 10.8, 10.9, 10.10, and this Section 10.11 shall survive the termination for any reason of this Agreement. Neither party shall be liable to the other due to the termination of this Agreement as provided herein, whether in loss of good will, anticipated profits or otherwise. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                       ALZA CORPORATION


                                       By:
                                          ------------------------------

                                       Title:
                                             ---------------------------


                                       THERAPEUTIC DISCOVERY CORPORATION


                                       By:
                                          ------------------------------

                                       Title:
                                             ---------------------------

                                     EXHIBIT A

                                  LICENSED PRODUCT

                                     EXHIBIT B

                                     TERRITORY